Pricing Supplement No. 160 Dated January 27, 1998
(To Prospectus and Prospectus Supplement                Rule 424(b)(3)
Dated October 24, 1996)                             Registration Statement
                                                        No. 33-64237




                      U.S.$5,000,000,000

                 FORD MOTOR CREDIT COMPANY

            Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue

            Ford Motor Credit Company ("Ford Credit") has designated $50,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Salomon Brothers Inc has agreed to purchase the Notes at a price of 99.650% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:                   February 2, 1998

Principal Amount:             $50,000,000

Interest Rate Basis:          LIBOR having an Index Maturity of three months
                              plus 14 basis points, except that the Interest
                              Rate for the period from and including February
                              2, 1998 to but excluding May 2, 1998 shall be 5.79234% per annum.

Interest Reset Dates:         Quarterly on the 2nd day of the months of
                              February, May, August and November, beginning
                              May 2, 1998.

Interest Payment Dates:       Quarterly on the 2nd day of the months of
                              February, May, August and November, beginning
                              May 2, 1998, and at Maturity.

Stated Maturity:              February 3, 2003.

Reference Agent:              The Chase Manhattan Bank



                               SALOMON BROTHERS INC